                             DISTRIBUTION AGREEMENT


BETWEEN:       ATHENA MEDICAL CORPORATION, a Nevada corporation ("AFEM");

AND: MEIX CORPORATION, dba CHINESE BUSINESS SERVICES, an Oregon corporation ("Distributor").

DATED:         December 30, 1995.


R E C I T A L S:

     A. AFEM is engaged in the business of developing, manufacturing and selling female healthcare and feminine hygiene products for domestic sale and for export. AFEM's products include the Fresh 'n Fit-Registered Trademark-interlabial Padette-TM- (the "Padette").

     B. Distributor is engaged in the direct marketing and sale of consumer products at retail in China. Distributor represents that it has the facilities and ability to promote the sale of AFEM's Padette and other products in China.

     C. The parties desire that AFEM grant to Distributor the right to develop a market for and sell the Padette and other products in the Territory described below.

A G R E E M E N T:

     In consideration of the foregoing Recitals, which are by this reference incorporated in this Agreement, and in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

1. APPOINTMENT. AFEM appoints Distributor as the exclusive distributor for direct sales of the Padette within the country of China, including all its provinces (the "Territory"), upon the terms and conditions set forth in this Agreement. For purposes of this Agreement, "direct sales" means sales to consumers as end-users (such as door-to-door sales by representatives of Distributor or its contractors), not sales to distributors, merchants or others for resale. Distributor may not sell Padettes in any area outside the Territory (including sales within the Territory with knowledge that resales of them outside the Territory will be offered or made) without AFEM's prior written consent in each instance.

     The parties may agree to add or substitute other products of AFEM for distribution and sale pursuant to this Agreement by written addendum attached to this Agreement and signed by authorized representatives of AFEM and Distributor. All terms and conditions of this Agreement shall apply to such additional or substituted products except as expressly set forth in such addendum.

2. TERM. This Agreement and the appointment of Distributor under it shall continue for a term of two years commencing on the date of this Agreement, but subject to earlier termination as provided in Section 11 below during such term (or during any renewal term). This Agreement shall be renewed automatically for consecutive renewals of one year each, except that either party may terminate this


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

Agreement for any reason or for no reason at the end of the initial or any renewal term by giving the other party not less than 60 days' notice of termination prior to the end of the initial or any renewal term.

3.   OPERATIONS.

     3.1 ACCEPTANCE OF ORDERS; FILING. All orders received by AFEM for the Padette (and for any other product of AFEM the subject of this Agreement) are subject to acceptance by AFEM. Each order of Padettes shall be a minimum of 1,200,000. No more than 6,000,000 Padettes will be ordered in any 30-day period without AFEM's prior written agreement. AFEM will use its best efforts to fill accepted orders as promptly as practicable, subject to delays caused by government orders, actions or requirements, transportation conditions, inclement weather, labor or material shortages, strikes, riots, fire, natural disaster or other cause beyond AFEM's control. In all cases, AFEM will use its best efforts to advise Distributor in advance of any inability to make full and timely delivery of products ordered by Distributor. AFEM may ship partial orders, and Distributor shall make payment therefor, provided the entire order is delivered as provided above.

     3.2 DISTRIBUTOR'S EFFORTS, FACILITIES AND PERSONNEL. Distributor agrees to use its best efforts to promote demand for and sale of Padettes (and any other product of AFEM the subject of this Agreement) throughout the Territory. Distributor will at all times maintain sales, warehouse, distribution and other facilities and properties as are adequate and appropriate to perform Distributor's duties under this Agreement. Distributor will appoint, train and support such sales representatives and other marketing personnel as are adequate and appropriate to serve the Territory for AFEM's products. AFEM may, through its employees or authorized representatives, inspect Distributor's facilities and properties, wherever located, to determine and assure Distributor's compliance with the terms of this Agreement. Distributor shall be responsible for and pay all costs of promoting and advertising AFEM's products within the Territory, but AFEM shall have the right, upon its request, to approve and disapprove all advertising, sales and promotional materials and procedures.

     3.3 PRICES CHARGED BY DISTRIBUTOR. Distributor may charge to and collect from its purchasers such prices for AFEM's products as Distributor may determine, provided that Distributor does not sell for less than its actual costs, and provided Distributor otherwise complies with applicable laws.

     3.4 RETURN OF PRODUCTS. Unless AFEM has authorized in writing the return of any products, AFEM shall not be obligated to accept from Distributor or any other person any products, nor to make any exchange therefor, nor to credit Distributor therefor. Distributor shall not make any claim against AFEM for any damaged or defective products except for damage or defect attributable solely to AFEM, as provided in Section 5 below.

     3.5 COMMON CARRIERS. Whenever AFEM shall deliver or cause to be delivered to a common carrier any products ordered by Distributor, whether or not the particular carrier has been designated in the shipping or routing instructions of Distributor, AFEM shall not be responsible for any delays or damages in shipment, and the common carrier is hereby declared to be the agent of Distributor.

     3.6 CHANGE TO PRODUCTS BY AFEM. AFEM reserves the right to change the design or appearance of any product sold pursuant to this Agreement, or of any packaging therefor, without notice to Distributor. If any such change is made, AFEM may (but is not obligated to) make the change to products or packaging thereafter shipped on the orders of Distributor.


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     3.7  CHANGE TO PRODUCTS BY DISTRIBUTOR.  Distributor shall not have the right to change the design, appearance or packaging of any product sold to Distributor under this Agreement without AFEM's prior written consent. The parties will cooperate to develop packaging that Distributor may recommend for use in the Territory, subject to their mutual agreement as to the cost thereof.

     3.8 RIGHT TO USE NAME. AFEM grants to Distributor the revocable, non-exclusive, non-transferrable right to use the names "Athena", "Fresh 'n Fit" and "Padette" in promotional materials and advertising employed by Distributor in selling the Padette during the term of this Agreement. In using such names, Distributor will endeavor to comply with all applicable laws relating to trademarks and copyrights then in force, including compliance with marking requirements. However, AFEM makes no representation as to its ownership of or rights to any name or mark in the Territory. Upon termination of this Agreement, or upon request by AFEM at any time, Distributor agrees to discontinue use of any or all such names and marks directly or indirectly in connection with Distributor's business, and further agrees not to use any other name, mark, title or expression so nearly resembling any such name as would likely lead to confusion or to deceive the public.

     3.9 CONFIDENTIALITY. Each party agrees that the terms of this Agreement, and all financial, trade secret and other proprietary business information of the other party, shall remain strictly confidential. Neither party shall have the right to copy, divulge, summarize or otherwise disclose the terms of this Agreement, such information, or any part of it, without the other party's prior written consent, unless required by valid court order or government regulation.

     3.10 NONCOMPETITION. Distributor agrees not to manufacture, make, assemble, market, sell, distribute or support, or cooperate with any other person to manufacture, make, assemble, market, sell or distribute any product of any competitor of AFEM within the Territory during the term of this Agreement or for a period of two years after termination of it for any reason.

4.   PAYMENT.

     4.1 PRICES. Distributor agrees to pay to AFEM $0.045 for each individual Padette ordered by Distributor. All prices are and shall be FOB port of entry ________, China (CIF, but without duty or other fee, tax or charge). AFEM may change the described price at any time and from time to time after the initial term of this Agreement, but will provide Distributor at least 30 days' prior written notice of a change and its effective date.

     4.2 TERMS. Distributor agrees to pay AFEM for products ordered by irrevocable confirmed letter of credit drawn on Bank of America Oregon (or other U.S. bank reasonably acceptable to AFEM) issued prior to shipment of such products by AFEM from port of _______________, U.S.A., and payable on sight 60 days after such shipment.

     4.3 LATE PAYMENT. Unpaid amounts will bear interest at 1.5% per month (18% per annum) from the due date until paid in full, calculated on a daily basis, in addition to AFEM's other rights and remedies set forth in Sections 12 and 16 below.

     4.4 TITLE; RISK OF LOSS. Title to ordered products will pass to Distributor upon the later of tender of delivery or payment. Risk of loss will pass to Distributor upon tender of delivery.


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

5. LIMITED WARRANTY OF AFEM. AFEM warrants to Distributor that the Padettes and any other products it sells to Distributor under this Agreement will be free from material defects in workmanship or materials. Any products proven to be so defective within a period of 30 days after delivery of them to Distributor will be replaced by AFEM upon their return (by common carrier) to AFEM within 30 days of such timely discovery of defectiveness, without cost to Distributor. This is Distributor's sole remedy for defective products. Except as expressly provided above, AFEM shall not be liable for any damages, costs, expenses or claims, or for breach of any warranty, express or implied, or for any other obligation or liability on account of the products covered by this Agreement, including consequential damages, even if advised thereof. Except as expressly provided above, AFEM disclaims all warranties with respect to its products, express or implied, including warranties of merchantability and of fitness for a particular purpose. Distributor agrees that it is not authorized to make any warranty or representation respecting AFEM's products.

6. RECORDS. Distributor shall maintain accurate and complete business records with respect to its promotion, sales and followup efforts respecting the AFEM products promoted, ordered, sold and paid for by it. Such records shall be kept in such form as is customary in the consumer product direct sales business. Distributor shall make the originals of such records available to AFEM's employees or authorized representatives for inspection and copying during Distributor's regular business hours. In addition, Distributor shall deliver to AFEM, at Distributor's expense, certified copies and summaries of any such records as AFEM may from time to time reasonably request, and whether or not a default or breach has been declared by AFEM.

7. NO CONFLICTS. Distributor represents and warrants to AFEM that Distributor is not a party to any agreement or covenant with any other person or authority, and knows of no law, ordinance, regulation, rule, order or decree of governmental authority, which prohibits or restricts it from entering into and performing pursuant to this Agreement.

8. RELATIONSHIP BETWEEN PARTIES. Nothing in this Agreement shall be construed as creating an agency or partnership relationship between AFEM and Distributor. Distributor is an independent contractor. AFEM is interested only in the results obtained by Distributor, which shall have sole control of the manner and means of performing under this Agreement. Except as expressly set forth in this Agreement, AFEM shall not have the right to require Distributor to collect accounts, attend sales meetings, periodically report to AFEM, conform to any fixed or minimum number of hours devoted to selling effort, follow prescribed itineraries, make adjustments, bind AFEM, conform to particular promotional or solicitation policies of AFEM, or do anything else which would jeopardize the relationship of independent contractor between AFEM and Distributor. All expenses and disbursements, including but not limited to those for travel and maintenance, entertainment, office, clerical and general selling expenses, that may be incurred by Distributor in connection with this Agreement shall be borne wholly and completely by Distributor, and AFEM shall not be responsible or liable therefor. Distributor does not have, nor shall it hold itself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon AFEM, or to pledge AFEM's credit, or to extend credit in AFEM's name. Distributor shall have the right to appoint or otherwise designate suitable and desirable employees, agents and sales representatives (collectively referred to as "Distributor's Representatives"). Distributor shall be solely responsible for Distributor's Representatives and their acts. Distributor's Representatives shall be at Distributor's own risk, expense and supervision, and Distributor's Representatives shall not have any claim against AFEM for salaries, commissions, items of cost or other form of compensation or reimbursement. Distributor represents,


Page 4 - DISTRIBUTION AGREEMENT
warrants and covenants that Distributor's Representatives shall be subordinate to Distributor and subject to each and all of the terms, provisions and conditions applicable to Distributor under this Agreement. AFEM shall be solely responsible for and bear all expenses of supplying and producing, assembling and packaging the products, and for all expenses of the operation of AFEM's offices, plants, equipment and facilities, and its business activities as a whole. AFEM shall have no right or authority to commit Distributor in any matter without the prior written consent of Distributor, or to use Distributor's name in any way not authorized by this Agreement.

9. NO SUBLICENSING OR ASSIGNMENT. Distributor agrees not to sublicense, assign or transfer this Agreement or any rights or duties under it, voluntarily or by operation of law, without the prior written consent of AFEM. Any attempted sublicensing, assignment or transfer without such consent shall be void and of no force or effect. A reorganization or merger with another corporation or other person shall not itself constitute a prohibited assignment.


10. HOLD HARMLESS. Each party shall save the other harmless from and against and shall indemnify the other for any liability, loss, costs, expenses or damages caused by reason of any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to any person or to property by reason of any act, neglect, default or omission of it or any of its agents, employees or other representatives. If either party is sued in any court for damages by reason of any act of the other party referred to in this
Section 10, such other party shall defend the action (or cause same to be defended) at its own expense and shall pay and discharge any judgment that may be rendered in such action. If such other party fails or neglects to so defend the action, the party sued may defend the same and any expenses, including reasonable attorneys' fees, which it may pay or incur in defending the action, and the amount of any judgment which it may be required to pay, shall be promptly reimbursed upon demand. Nothing in this Section 10 is intended to nor shall it relieve either party from liability for its own act, omission or negligence, nor shall it be construed to void AFEM's exclusion of warranties set forth in Section 5 above.

11. TERMINATION. This Agreement will terminate on the occurrence of any of the following events, whichever first occurs:

     11.1 As provided in Section 2 above.

     11.2 Ten days after notice to Distributor by AFEM of non-payment pursuant to Section 4 above.

     11.3 Thirty days after notice by one party to the other of material breach of any other term, covenant or condition of this Agreement that is not cured or fully performed within such period to the satisfaction of the notifying party.

     11.4 By AFEM in its sole discretion if Distributor for any reason orders and timely pays for fewer than the number Padettes described below during any 12-month period of the initial term or during a described renewal term of this Agreement (or fewer than an agreed number of other products of AFEM which may become the subject of this Agreement):


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

               Term                     Minimum Purchase of Padettes
               ----                     ----------------------------
               First year                6,000,000
               Second year              15,000,000
               Third year               18,000,000
               Fourth year              21,600,000
               Fifth year               25,920,000
               Sixth and additional     as agreed in writing at least 90 days
                 years                    prior to expiration of fifth year

     11.5 Automatically, without prior notice, upon either party: filing a voluntary petition under the bankruptcy laws of its own country or other applicable jurisdiction; being the subject of an involuntary petition in bankruptcy which is not dismissed within 60 days thereafter; or becoming insolvent, making an assignment for the benefit of creditors, or having a receiver or trustee appointed for it.

12.  EFFECT OF TERMINATION.  Upon termination of this Agreement pursuant to
Section 2 or Section 11:

     12.1 All rights, licenses and privileges granted to Distributor under this Agreement shall immediately cease and terminate. However, any such termination will not affect the rights and obligations of the parties respecting remedies for breach of this Agreement.

     12.2 All obligations arising out of events prior to the effective termination date, including without limitation orders previously accepted and obligations to pay for ordered products, shall be performed in accordance with the terms and conditions of this Agreement.

     12.3 Distributor shall discontinue its use of all names, trademarks and other proprietary information of AFEM.

     12.4 AFEM may, but shall not be obligated to, purchase from Distributor, and Distributor agrees to sell to AFEM, any or all products of AFEM then owned by Distributor. The purchase price shall be equal to the price (if any) paid by Distributor to AFEM, plus freight and insurance necessary to transport the same to AFEM's designated office. AFEM may reject any products not in original containers or not in first class condition.

13. COMPLIANCE WITH LAWS. Distributor shall assist AFEM in obtaining and maintaining all governmental registration and certification of AFEM's products to be sold in the Territory pursuant to this Agreement. Distributor shall also at all times comply with all laws, ordinances, rules and regulations applicable to the sale and distribution of AFEM's products and to the operation of its business in the Territory, including without limitation national, provincial and local consumer protection laws. Distributor shall procure all permits, licenses and insurance (including without limitation workers' compensation or similar coverage) necessary or required by any governmental authority to perform its obligations under this Agreement. Distributor shall, upon request by AFEM, promptly provide to AFEM written evidence of all such compliance.


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14.  BONUS FEE.  To defray Distributor's costs in promoting AFEM's products pursuant to this Agreement and to promote the minimum sales goals by Distributor of Padettes in the Territory, AFEM agrees to pay to Distributor a monthly fee of $2,500.00. The first such monthly fee shall be payable 30 days after commencement of this Agreement, and monthly fees shall be payable on the same day of each succeeding month until the earlier of termination of this Agreement by either party pursuant to Section 11 above or failure of Distributor to meet a minimum Padette order requirement set forth in Section 11.4 for any annual period for any reason (even if this Agreement is not terminated by AFEM by reason thereof). Such monthly fee shall be noncumulative and shall not be payable for any period after termination of this Agreement for any reason. No liability of Distributor to AFEM (before or after termination) may be offset against any monthly fees payable to Distributor by AFEM.

15. WARRANT. Contingent upon approval thereof by AFEM's Board of Directors within 90 days of the date of this Agreement, AFEM agrees to issue to Distributor a non-transferrable warrant to purchase up to 10,000 shares of the common voting stock of AFEM at a price of $4.00 per share. Such warrant will be in the standard form utilized by AFEM, will expire five years after the date of this Agreement, and will contain restrictions on transferability absent compliance with the registration requirements of U.S.A. and other applicable securities laws. The warrant will be exercisable for up to 5,000 shares on the first two anniversaries of the date of this Agreement, but decreased by 200% of the percentage by which the minimum Padette order requirements set forth in
Section 11.4 above are not met for the annual period ending on the applicable anniversary date, but not less than 0. By way of example, if Distributor orders only 4,000,000 Padettes during the initial term, the number of shares which may be exercised under the warrant will be reduced by 3,333 to 1,667 ((6,000,000 - 4,000,000) DIVIDED BY 6,000,000 x 2.00 x 5,000 = 3,333 reduction).

16.  ENFORCEMENT.

     16.1 INJUNCTION. Either party aggrieved by a breach or threatened breach of this Agreement (other than for nonpayment) shall be entitled to bring an action to prevent, stop or otherwise obtain redress, including specific performance, injunctive relief or other available equitable remedy, without having to post bond or other undertaking therefor, and without necessity of providing 30 days' notice pursuant to Section 11.3. Each party waives any defense it might have as a defendant in such action that the aggrieved party has or had an adequate remedy at law, and agrees that monetary damages for any such breach or threatened breach is and will be inadequate.

     16.2 ATTORNEYS' FEES. If any action or other proceeding is instituted relating to any term or condition of this Agreement or relating to any of the rights, duties or obligations arising under it, the prevailing party shall be entitled to recover from the other party, and the other party agrees to pay to the prevailing party, whether or not the matter proceeds to final judgment or decree, in addition to costs and disbursements allowed by law, such sum as the trial and each appellate court may adjudge reasonable as attorneys' fees in such action or other proceeding, and in any appeal of it.

     16.3 REMEDIES NOT EXCLUSIVE. All rights and remedies afforded a party by this Agreement are cumulative and shall be in addition to any other rights or remedies allowed such party at law, in equity or otherwise.

     16.4 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws and decisions of the state of Oregon, United States of America, without regard to the conflicts


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

of law rules of such state. If litigation is instituted by a party to enforce or interpret this Agreement, venue shall lie in Washington County or Multnomah County, Oregon, U.S.A. Such venue is exclusive.

17. NOTICES. Any notice or consent required or permitted to be given under this Agreement shall be in writing, in English, and shall be deemed to have been given when personally delivered to an officer or other authorized representative of a party or 48 hours after facsimile transmission (accompanied by deposit in the U.S.A. mails, first class postage prepaid by certified or registered mail, return receipt requested), or 48 hours after delivery to a recognized international overnight carrier, with overnight shipping charges paid, and addressed to such party as follows:

     If to AFEM:              AFEM Medical Corporation
                              Attn: President
                              10170 SW Nimbus Avenue #H-1
                              Portland, OR  97223, U.S.A.
                              Telephone: (503) 968-8800
                              Facsimile: (503) 639-3674

     If to Distributor:       Chinese Business Services
                              Attn: Haiyang R. Yuan, President
                              2665 Alder Street
                              Eugene, OR  97405-4117, U.S.A.
                              Telephone: (541) 342-1668
                              Facsimile: (541) 342-3676

or such other address as a party may specify by a notice in writing, given in the same manner.

18.  MISCELLANEOUS.

     18.1 CURRENCY. All monetary amounts set forth in this Agreement, and all payments required or permitted by this Agreement, are and shall be in U.S. Dollars.

     18.2 TAXES. Any and all taxes (including sales, value added, inventory and use taxes), excises, assessments, levies, imports, duties, costs, charges and penalties which may be assessed or imposed by any governmental agency in connection with this Agreement shall be the sole obligation of Distributor, except U.S. taxes on AFEM's income.

     18.3 WAIVER OF BREACH. The waiver by either party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other term or provision by either party.

     18.4 SEVERABILITY. If any term or provision of this Agreement or the application of it to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.


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     18.5 TIME OF THE ESSENCE; DAYS.  Time is of the essence of this Agreement in all particulars.  The term "days" means calendar days.

     18.6 MODIFICATION. This Agreement may not be amended or modified except by written Agreement executed by the parties. For example (but not in limitation of the above), expansion of the described Territory, and any change or addition to AFEM's products covered by this Agreement, shall require such a writing.

     18.7 PRONOUNS. As the context may require in this Agreement, the use of any gender (male, female or neuter) shall include any other gender, and the singular shall include the plural and the plural the singular. The word "person" includes individual, joint venture, partnership, limited liability company, corporation, association, trust or any other entity or organization.

     18.8 CAPTIONS. The captions heading the sections and subsections of this Agreement are inserted for convenience of reference only, and are not to be used to define, limit, construe or describe the scope or intent of any term, provision, section or subsection of this Agreement.

     18.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     18.10 INTEGRATION. THIS AGREEMENT CONTAINS THE FINAL AND CONCLUSIVE AGREEMENT AND UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF IT, AND SUPERSEDES ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS, ORAL OR WRITTEN (including without limitation the November 16, 1995 heads of agreement letter between the parties). Except as set forth in this Agreement, there are no promises, representations, agreements or understandings, oral or written, among the parties relating to the subject matter of this Agreement. This Agreement shall be interpreted in accordance with the plain English meaning of its terms.

     EXECUTED by the parties through their duly authorized officers or representatives as of the date first written above.


AFEM MEDICAL CORPORATION                  MEIX CORPORATION, dba
                                          CHINESE BUSINESS SERVICES




By   /s/ William H. Fleming               By  /s/ Haiyang R. Yuan
   -------------------------------           -----------------------------
   William H. Fleming                        Haiyang R. Yuan
   Its President                             Its President

                               AFEM                            DISTRIBUTOR


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